Exhibit 99.1

For release: November 9, 2018

Contact: Brian F. Kidd, SVP and Controller

Phone: (615) 890-2020

NHC Reports Third Quarter 2018 Earnings

MURFREESBORO, Tenn. -- National HealthCare Corporation (NYSE American: NHC), the nation's oldest publicly traded senior health care company, announced today net operating revenues for the quarter ended September 30, 2018 totaled $246,326,000 compared to $241,196,000 for the quarter ended September 30, 2017, an increase of 2.1%.

For the quarter ended September 30, 2018, reported GAAP net income attributable to NHC was $21,142,000 compared to $11,352,000 for the third quarter of 2017, an increase of 86.2%. Excluding the $3.5 million unrealized gains in our marketable equity securities portfolio and other non-GAAP adjustments, adjusted net income for the quarter ended September 30, 2018 was $15,710,000 compared to $11,875,000 for the third quarter of 2017, an increase of 32.3%(1). For the quarter ended September 30, 2018, the reported GAAP diluted earnings per share was $1.39 and the adjusted diluted earnings per share was $1.03(1).

(1)	See the tables below that provide a reconciliation of GAAP to non-GAAP items.

About NHC

NHC affiliates operate for themselves and third parties 76 skilled nursing facilities with 9,604 beds. NHC affiliates also operate 24 assisted living communities, five independent living communities, one geriatric psychiatric hospital, and 35 homecare programs. NHC’s other services include Alzheimer’s and memory care units, hospice services, pharmacy services, a rehabilitation services company, and providing management and accounting services to third party post-acute operators. Other information about the company can be found on our web site at www.nhccare.com.

Non-GAAP Financial Presentation

The Company is providing certain non-GAAP financial measures as the Company believes that these figures are helpful in allowing investors to more accurately assess the ongoing nature of the Company’s operations and measure the Company’s performance more consistently across periods. Therefore, the Company believes this information is meaningful in addition to the information contained in the GAAP presentation of financial information. The presentation of this additional non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements. NHC cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. The risks and uncertainties are detailed from time to time in reports filed by NHC with the S.E.C., including Forms 8-K, 10-Q and 10-K, and include, among others, the following: liabilities and other claims asserted against us and patient care liabilities, as well as the resolution of current litigation; availability of insurance and assets for indemnification; national and local economic conditions; including their effect on the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations; changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the government and its fiscal intermediaries; and other factors referenced or incorporated by reference in the S.E.C. filings. The risks included here are not exhaustive. All forward-looking statements represent NHC’s best judgment as of the date of this release.

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Consolidated Statements of Income
(in thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2018	2017	2018	2017
	(unaudited)		(unaudited)
Revenues:
Net patient revenues	$234,827	$229,259	$697,173	$683,598
Other revenues	11,499	11,937	34,256	34,831
Net operating revenues	246,326	241,196	731,429	718,429

Costs and expenses:
Salaries, wages and benefits	149,188	145,900	434,749	426,639
Other operating	64,507	63,250	192,268	188,522
Facility rent	10,190	10,106	30,691	30,273
Depreciation and amortization	10,437	10,833	31,176	31,609
Interest	1,170	1,322	3,663	3,599
Total costs and expenses	235,492	231,411	692,547	680,642

Income from operations	10,834	9,785	38,882	37,787

Other income:
Non-operating income	8,467	6,090	11,056	16,047
Unrealized gains on marketable equity securities	3,486	-	417	-

Income before income taxes	22,787	15,875	50,355	53,834
Income tax provision	(1,700)	(4,691)	(9,792)	(19,448)
Net income	21,087	11,184	40,563	34,386

Net loss attributable to noncontrolling interest	55	168	249	349

Net income attributable to National HealthCare Corporation	$21,142	$11,352	$40,812	$34,735

Net income per common share
Basic	$1.39	$0.75	$2.68	$2.29
Diluted	$1.39	$0.75	$2.68	$2.28

Weighted average common shares outstanding
Basic	15,225,654	15,195,394	15,221,217	15,186,315
Diluted	15,242,086	15,220,567	15,230,692	15,217,797

Dividends declared per common share	$0.50	$0.48	$1.48	$1.41

Balance Sheet Data
(in thousands)	Sept. 30	Dec. 31
	2018	2017
	(unaudited)

Cash, cash equivalents and marketable securities	$195,101	$198,203
Restricted cash, cash equivalents and marketable securities	180,168	174,698
Current assets	324,473	329,311
Property and equipment, net	540,936	549,319
Total assets	1,084,668	1,096,526
Current liabilities	151,548	155,065
Long-term debt	75,000	100,000
NHC stockholders' equity	720,023	702,738

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Selected Operating Statistics

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2018	2017	2018	2017
	(unaudited)		(unaudited)
Skilled Nursing Per Diems:
Medicare	$462.94	$459.63	$461.96	$461.38
Managed Care	400.61	402.86	400.36	407.16
Medicaid	191.61	188.48	189.84	186.35
Private Pay and Other	240.57	230.73	238.82	231.76

Average Skilled Nursing Per Diem	$268.89	$265.79	$269.81	$266.84

Skilled Nursing Patient Days:
Medicare	115,420	117,634	362,153	360,285
Managed Care	63,047	64,327	182,794	186,487
Medicaid	330,761	325,886	961,190	959,779
Private Pay and Other	181,570	183,339	535,249	541,827

Total Skilled Nursing Patient Days	690,798	691,186	2,041,386	2,048,378

The tables below provide reconciliations of GAAP to non-GAAP items (in thousands, except per share amounts):

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2018	2017	2018	2017
	(unaudited)		(unaudited)

Net income attributable to National Healthcare Corporation	$21,142	$11,352	$40,812	$34,735
Non-GAAP adjustments:
Unrealized gains on marketable equity securities	(3,486)	-	(417)	-
Legal costs and charges related to Caris' legal investigation	-	757	8,364	1,239
Operating results for newly opened facilities not at full capacity (*)	492	976	947	2,725
Gain on acquisition of equity method investment	(2,050)	-	(2,050)	-
Gain on sale of assets within equity method investment	-	(1,305)	-	(1,305)
Stock-based compensation expense	361	430	1,538	1,263
Tax provision adjustment on 2017 filed income tax returns	(1,434)	-	(1,434)	-
Provision of income taxes on non-GAAP adjustments	685	(335)	(1,884)	(1,530)
Non-GAAP Net income	$15,710	$11,875	$45,876	$37,127

GAAP diluted earnings per share	$1.39	$0.75	$2.68	$2.28
Non-GAAP adjustments:
Unrealized gains on marketable equity securities	(0.17)	-	(0.02)	-
Legal costs and charges related to Caris' legal investigation	-	0.02	0.46	0.05
Operating results for newly opened facilities not at full capacity (*)	0.02	0.04	0.05	0.11
Gain on acquisition of equity method investment	(0.13)	-	(0.13)	-
Gain on sale of assets within equity method investment	-	(0.05)	-	(0.05)
Stock-based compensation expense	0.02	0.02	0.07	0.05
Tax provision adjustment on 2017 filed income tax returns	(0.10)	-	(0.10)	-
Non-GAAP diluted earnings per share	$1.03	$0.78	$3.01	$2.44

(*) The newly opened facilities consist of one skilled nursing facility and two assisted living facilities that opened during 2017.

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